Exhibit 10.23

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Among

Lennar Corporation

and

Lennar Homes of California, Inc.

Lennar Colorado, LLC

U.S. Home Corporation

Lennar Homes, LLC

Lennar Reno, LLC

Lennar Renaissance, Inc.

US Home/KB North Douglas, LLC

Raintree Village, L.L.C.

Raintree Village II, L.L.C.

Lennar Hingham Holdings, LLC

Greystone Nevada, LLC

Fox Ridge Associates, LLC

And

MS RIALTO RESIDENTIAL HOLDINGS, LLC

Dated as of November 30, 2007

Page
ARTICLE I	DEFINITIONS	2

1.1	Definitions	2
1.2	Certain Interpretation Matters	8

ARTICLE II	PURCHASE AND SALE OF INTERESTS	9

2.1	Mutual Closing Obligations	9
2.2	Purchase Price	9
2.3	Closing	12
2.4	Sellers’ Representative	12
2.5	Allocation	12

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	13

3.1	Organization and Qualification	13
3.2	Capitalization; Ownership; Restructuring	13
3.3	Authorization; Enforceability	14
3.4	No Conflict or Violation	15
3.5	Governmental Consents and Approvals	15
3.6	Litigation	15
3.7	Compliance with Laws	15
3.8	Properties	16
3.9	Contracts	17
3.10	Title to Assets	18
3.11	Environmental Matters	18
3.12	Taxes	19
3.13	Employee Benefit Plans	19
3.14	Liabilities	19
3.15	Absence of Changes	20
3.16	Solvency	20
3.17	Intent	21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	21

4.1	Organization	21
4.2	Capitalization; Ownership	21
4.3	Authorization; Enforceability	21
4.4	No Conflict or Violation	21
4.5	Consents and Approvals	22
4.6	Absence of Proceeding	22
4.7	Investment Intent	22

ARTICLE V	CERTAIN COVENANTS	22

5.1	Inspection Rights of Purchaser	22
5.2	Title to Properties	23
5.3	Surveys	25
5.4	Sellers’ Security Instruments	25

i

(continued)

ARTICLE VI	ADDITIONAL COVENANTS	28

6.1	No Public Announcement	28
6.2	Further Assurances	29
6.3	Land Transferred in Error	29
6.4	Use of Sale Offices	29
6.5	Use of Name	29

ARTICLE VII	DELIVERIES AT CLOSING	30

7.1	Seller Deliveries	30
7.2	Purchaser Deliveries	31
7.3	Mutual Deliveries	31

ARTICLE VIII	SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	31

8.1	Survival of Covenants, Representations and Warranties	31
8.2	Indemnification by Purchaser	31
8.3	Indemnification by Sellers	31
8.4	Method of Asserting Third Party Claims	32
8.5	Assignment of Claims	33
8.6	Indemnification Limitations	33
8.7	Exclusive Remedy; Additional Indemnification Issues	34

ARTICLE IX	TAX MATTERS	35

9.1	Liability and Indemnification for Taxes	35
9.2	Tax Returns	35
9.3	Tax Indemnification Procedures; Contest Provisions	36
9.4	Confidentiality of Tax Information	36
9.5	Tax Sharing Agreements	37
9.6	Intended Tax Treatment	37

ARTICLE X	OFAC CERTIFICATE AND INDEMNIFICATION	37

10.1	OFAC Representation	37
10.2	Purchaser’s Assurances	37
10.3	Anti-Money Laundering	37
10.4	Compliance	38

ARTICLE XI	GENERAL PROVISIONS	39

11.1	Expenses	39
11.2	Notices	39

ii

(continued)

Exhibits and Schedules

Exhibit “A”	List of Subsidiaries
Exhibit “B”	Legal Descriptions of Land
Exhibit “C”	List of Projects
Exhibit “D”	Purchase Price Calculation Formulae
Exhibit “E”	Development Plans
Exhibit “F”	Community Summaries
Exhibit “G”	Development Budgets
Exhibit “H”	Cash Flow Projections

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is effective as of November 30, 2007 (the “Effective Date”), by and among LENNAR CORPORATION, a Delaware corporation (“Lennar”), and LENNAR HOMES OF CALIFORNIA, INC., a California corporation (“LHC”), LENNAR COLORADO, LLC., a Colorado limited liability company, U.S. HOME CORPORATION, a Delaware corporation, LENNAR HOMES, LLC, a Florida limited liability company, LENNAR RENO, LLC, a Nevada limited liability company, LENNAR RENAISSANCE, INC., a California corporation, US HOME/KB NORTH DOUGLAS, LLC, a Delaware limited liability company, RAINTREE VILLAGE L.L.C., an Illinois limited liability company, RAINTREE VILLAGE II, L.L.C., an Illinois limited liability company, LENNAR HINGHAM HOLDINGS, LLC, a Delaware limited liability company, GREYSTONE NEVADA, LLC, a Nevada limited liability company, and FOX RIDGE ASSOCIATES, LLC, a New Jersey limited liability company (each, including LHC, a “Seller”; collectively, the “Sellers”), and MS RIALTO RESIDENTIAL HOLDINGS, LLC, a Delaware limited liability company (“Purchaser”); each of Purchaser, on the one hand, and Sellers and Lennar, on the other hand, a “Party”; collectively, the “Parties”).

RECITALS:

WHEREAS, each of the Sellers is the sole owner of all right, title and interest in all of the equity ownership interests (each ownership interest, including such Seller’s share of (and right to receive, as applicable) capital, profits, losses, distributions and management/voting rights, subject to such duties and obligations as may apply to such Seller under its Organizational Documents and applicable Law, an “Interest”; collectively, the “Interests”) in one or more of the entities set forth on Exhibit “A” hereto (each, a “Subsidiary”; collectively, the “Subsidiaries”); and

WHEREAS, each of the Subsidiaries owns certain real property and certain associated assets conveyed to it by a Seller in connection with the transactions contemplated hereby; and

WHEREAS, each Seller desires to convey to Purchaser (or an Affiliate of Purchaser) and Purchaser desires to acquire from each Seller all of the Interests owned by such Seller on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Lennar owns a direct or indirect interest in the Sellers and is joining in the execution and delivery of this Agreement to guaranty the obligations of Sellers hereunder.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

(a) The following terms shall have the respective meanings specified or referred to below:

“Adverse Claim” means a lien, security interest, financing statement, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, or (b) any other Person beneficially owning 50% or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner, manager or managing member (if such Person is a limited liability company) of such Person, or (d) any other Person that is an officer, director, general partner, manager or managing member (if such Person is a limited liability company) or beneficial owner of 50% or more of the voting interests of any other Person described in clauses (a) through (c) of this definition; provided, however, that for purposes of this Agreement, Purchaser shall not be deemed an Affiliate of any Seller or Lennar.

“Approvals” means all discretionary approvals, consents, certificates, licenses, permits and other authorizations from each Governmental Authority having or asserting jurisdiction as are necessary for the (a) ownership, use and operation of the existing improvements located at the Properties, (b) the development of the Properties and the Projects in accordance with the Development Plans, and (c) the marketing and sale of residential lots to builders, individual homebuyers and other Persons.

“Assets” means, collectively, the (a) Properties; provided, however, that in no event shall any Property include any land on which a residence has been constructed or any vertical construction of a residence has commenced; (b) the Obtained Approvals; (c) all rights to prepaid expenditures and deposits related to the Projects, including utilities and connection fees and (d) any other tangible or intangible personal property transferred or assigned to the Subsidiaries pursuant to the respective Contribution Agreement.

“Benefit Plans” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (a) otherwise exempt from ERISA by that or another section, (b) maintained outside the United States, or (c) individually negotiated or applicable only to one person; and also includes each compensatory plan or arrangement with any employee, officer, director or independent contractor, including any incentive or equity plan or arrangement.

“Business Day” means any day that is not a Saturday, Sunday or a day on which the Federal Reserve Bank in New York is closed for business.

“Capital Stock” means common stock, preferred stock, partnership interests, limited liability company interests, beneficial interests in any trust or other equity ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof or to share in its profits.

“Cash Flow Projections” means the projected cash flows for each Project for which the Sellers have a Development Plan prepared by Seller and used in arriving at the Purchase Price, as attached as “Exhibit “H.”

“Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

“Closing” shall mean the settlement of the mutual obligations of Purchaser and Sellers with respect to the conveyance of the Interests to Purchaser and the performance of their respective obligations hereunder to be performed at or prior to Closing.

“Closing Date” means November 30, 2007 or such other date as may be agreed to by the Parties.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Community Summary” or “Community Summaries” means the information set forth on Exhibit “F” regarding the Projects.

“Contract” means, whether or not capitalized, with respect to any Person, any agreement, commitment, contract, indenture, loan, note, mortgage, instrument, lease or undertaking of any kind or character, oral or written, to which such Person is a party or that is binding on such Person or its Capital Stock, assets, properties or business.

“Contribution Agreement” means the respective Contribution Agreement And Assignment And Assumption, between each Seller and the respective Subsidiary (except Gateway Commons, LLC).

“Control” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an Entity, whether through the ownership of Capital Stock, by contract or otherwise.

“Development Budget” means the development budget for each Project as set forth on Exhibit “G.”

“Development Plans” means the development plans for each Project as set forth on Exhibit “E.”

“Encumbrance” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, lease, hypothecation, assignment, charge, security interest, option to purchase, easement, restrictive covenant, right of first refusal, deposit arrangement, preemptive right, conversion, put, call or other adverse claim or right, restriction on transfer, encroachment, conditional sale or other title retention agreement, or any other encumbrance, whether voluntarily incurred or arising by operation of Law.

“Entity” means any partnership (including any limited partnership, limited liability limited partnership and limited liability partnership), corporation, limited liability company, trust, joint venture, association, joint stock company, trustee, estate, unincorporated organization, real estate investment trust, business trust, Governmental Authority or other legal entity.

“Environmental Law” means any applicable federal, state, local or foreign statute, Law, in effect and, in each case, as amended as of or prior to the Closing Date relating to or concerning the protection of the environment, natural resources, human health, or environmental quality including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation (including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9106 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and regulations promulgated pursuant thereto).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time, consistently applied.

“Governmental Authority” means any court, government (federal, state, local, foreign or multinational), department, commission, board, bureau, agency, official or other regulatory, administrative, authority or political subdivision thereof.

“Governmental Order” means any order, writ, injunction, decree, award, judgment or ruling entered by or with any Governmental Authority.

“Hazardous Materials” means any substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including without limitation polychlorinated biphenyls, petroleum, radioactive materials and urea formaldehyde.

“Income Tax” or “Income Taxes” means all taxes (including estimated income taxes and franchise taxes), charges, fees, levies or other assessments imposed by any Taxing Authority and based on or measured with respect to income or profits, including any interest, penalties or additions attributable thereto.

“Knowledge of Sellers,” “Sellers’ Knowledge” and words of similar import mean the current actual knowledge of Jonathan Jaffe, Richard Beckwitt, Jeffrey Krasnoff, Emile K. Haddad, Mark Sustana, Edward Giermann, Christopher Marlin, Bruce Gross, Richard Leigh, Gregory H. McWilliams, Jr., Mike Levesque, David Bourne, Charles H. Hathaway, Craig M. Johnson, Fred B. Rothman, Frederick W. Kunkle, Jr., Jeffrey G. Roos, Marc I. Chasman, Ric J. Rojas and Sam B. Crimaldi, as representatives of each of the Sellers, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any Affiliate or Representative of any of the Sellers, or to any other officer, agent, manager, representative or employee of any of the Sellers or any Affiliate thereof or to impose upon such individuals any duty to investigate the matter to which such actual knowledge or absence thereof pertains.

“Land” means those parcels of real property set forth on Exhibit “B.”

“Law” means any code, law ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Liabilities” means any assessment, cause of action, complaint, suit, proceeding, or investigation by or before any Governmental Authority, arbitration or mediation tribunal, and any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, cost, expense or obligation, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Material Adverse Effect” means any change, event, effect, fact or circumstance that is or is reasonably likely to be material and adverse to the business, financial condition or results of operations of any Seller or to the Sellers taken as a whole, or to the ownership, use, value and/or development of any individual Property or to the Properties taken as a whole, provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in the economy of the United States of general scope or which affect the market area or industry of any Seller Entity, (b) changes in GAAP, (c) changes in applicable Law, and/or (d) actions and omissions of any Party taken with the prior informed written consent of the other Parties in contemplation of or in connection with the transactions contemplated hereby.

“Organizational Documents” means, with respect to any Entity, its certificate or articles of incorporation, certificate or articles of limited partnership or organization and bylaws, charter, operating agreement, shareholder agreements, regulations, partnership agreement, trust agreement and similar organizational charter or agreement and all other organizational documents, in each case, as amended and/or restated as of the Closing Date.

“Permitted Encumbrance” means, with respect to any Person and its assets or properties, (a) survey exceptions, use, zoning or planning restrictions, easements, irregularities, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or other title matters or Encumbrances which (i) are necessary or desirable to obtain any Approvals or for the development of the Projects in accordance with the Community Summaries, (ii) do not affect the marketability of title to the Properties based upon applicable title standards in effect in the state in which the applicable Property is located, (iii) do not, individually or in the aggregate, materially impair the ownership, use, value, or intended development of any parcel constituting any Property, (iv) appear in any of the Title Commitments not objected to by Purchaser as provided in Section 5.2(b) or (v) are Property Rights Contracts or Collateral Rights Contracts; (b) Encumbrances securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (c) Encumbrances imposed by Law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings but subject to any proration provided herein; (d) Permitted Tax Liens; (e) any extensions, renewals and replacements of any of the foregoing; (f) all pre-printed exclusions from coverage under a standard policy of owner’s title insurance as promulgated by the American Land Title Association, to the extent not otherwise addressed in items (a) through (e) above; and (g) all pre-printed defects and exceptions listed as standard exceptions on Schedule B of a standard policy of owner’s title insurance as promulgated by the American Land Title Association, to the extent not otherwise addressed in items (a) through (f) above.

“Permitted Tax Liens” means (a) liens securing the payment of Taxes other than Income Taxes which are either not delinquent or being contested in good faith by appropriate proceedings for which Purchaser has received proration credit pursuant to Section 2.2(d), and (b) liens for current Taxes not yet payable.

“Person” means any individual or any Entity.

“Project” means each, and “Projects” means two or more, of the design, construction, renovation, marketing and sale of the Properties as described in Exhibit “C.”

“Property” means the Land and the improvements currently located thereon in any particular community.

“Properties” means, collectively, all of the Land and the improvements in any two or more communities.

“Purchase Price” means the consideration to be paid by Purchaser to Sellers for the Interests determined and paid in accordance with the provisions of Section 2.2.

“Representative” means, with respect to any Person, any officer, director, owner, employee, principal, attorney, agent or other authorized representative of such Person.

“Seller Entity” means each of, and “Seller Entities” means, collectively, the Sellers and the Subsidiaries.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment or charge of any kind whatsoever (whether computed on a separate, or consolidated, unitary or combined basis, or in any manner), including any interest, penalty or additions thereto and any amount imposed by any Governmental Authority or arising under any Tax Law or agreement, including any joint venture or partnership agreement.

“Tax Return” means any return, report or similar statement or form required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission exercising Tax regulatory authority.

“Title Commitments” means, collectively, the A.L.T.A. Commitments issued by Title Company and relating to the Property.

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Agreement	Preamble
Anti-Money Laundering	10.3
Assigned Contracts	3.9
Claim Notice	8.4
Collateral Rights Contracts	3.8(b)
Confidential Information	11.15(a)
Consents	5.5
Cost Sharing Arrangement	3.8(f)
Disclosure Schedules	1.3(d)
Effective Date	Preamble
Environmental Cure Period	5.6(b)
Environmental Reports	5.6(a)
Existing Environmental Reports	3.11(c)
Expiration Date	8.1(a)
Financial Institution	10.1
Indemnified Loss	8.2
Indemnified Losses	8.2
Indemnified Party	8.3
Indemnifying Party	8.4
Intended Property	6.2
Interest	Recitals
Interests	Recitals
Lennar	Preamble
LHC	Preamble
Neutral Accountant	2.2(b)
New Environmental Reports	5.6(a)
Notice Period	8.4
Obtained Approvals	3.8(a)
OFAC	10.1
Option	3.8(b)

Parties	Preamble
Party	Preamble
Patriot Act	10.3
Post-Closing Proration True-Up	2.2(d)
Potential Contributer	8.5
Preclosing Tax Period	9.1(a)
Property Rights Contracts	3.8(b)
Purchase Price	2.2(a)
Purchase Price Computation	2.2(a)
Purchase Price Objections Statement	2.2(b)
Purchaser	Preamble
Purchaser Indemnified Parties	8.3
Purchaser’s Environmental Objection Notice	5.6(b)
Purchaser’s Title Objection Notice	5.2(b)
Recognized Environmental Conditions	3.11(d)
Restructuring	3.2(c)
Securities Act	4.7
Seller	Preamble
Seller Indemnified Parties	8.2
Sellers	Preamble
Sellers’ Indemnification Cap	8.6(a)
Sellers’ Indemnification Basket	8.6(b
Sellers’ Representative	2.4
Sellers’ Security Instruments	5.4
Specially Designated Nationals and Blocked Persons	10.1
Subsidiaries	Recitals
Subsidiary	Recitals
Survey	5.3
Tax Claim	9.3(a)
Title Company	5.2(a)
Title Cure Period	5.2(b)(ii)
Title Policies	5.2(a)
Title Review Commencement Date	5.2(b)
Transfer Taxes	9.1(c)
U.S. Person	10.1

1.2 Certain Interpretation Matters.

(a) Definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.” Each Exhibit, Article, Section and paragraph reference is to the Exhibits, Articles, Sections and paragraphs to this Agreement, and each Schedule reference is to the Disclosure Schedules, unless otherwise specified. The term “dollars” or “$” means United States Dollars. Accounting terms used but not otherwise defined in this Agreement shall have the meaning given them by GAAP.

(b) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Concurrently with the execution and delivery of this Agreement, Sellers have delivered to Purchaser Schedules (collectively, “Disclosure Schedules”). The Disclosure Schedules set forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof or (ii) as an exception to one or more representations or warranties or covenants contained in this Agreement; provided, however, that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to any Seller Entity (on the one hand) or Purchaser (on the other hand). Any matter disclosed in a Disclosure Schedule, regardless of the enumerated reference and regardless of whether a specific representation or warranty contained in this Agreement specifically provides for exceptions to be listed on a schedule, shall be considered disclosed for all Disclosure Schedules and for all matters to which its relevance relates and is reasonably apparent from the language of the disclosure (without reference to any facts or provisions in any document other than the Disclosure Schedules, whether or not incorporated by reference).

ARTICLE II

PURCHASE AND SALE OF INTERESTS

2.1 Mutual Closing Obligations. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Sellers shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall acquire from Sellers, all right, title and interest of Sellers in and to the Interests free and clear of all Encumbrances.

2.2 Purchase Price.

(a) In consideration of the transfer of the Interests by Sellers and the consummation of the transactions contemplated herein, Purchaser shall pay and deliver to Sellers aggregate consideration (the “Purchase Price”) in an amount on a per Property basis calculated in accordance with the formulae set forth in Exhibit “D” (the “Purchase Price Computation”). The Parties agree that the Purchase Price shall equal an aggregate amount of Five Hundred Twenty-Five Million Dollars ($525,000,000.00), which amount shall be subject to adjustments as provided in this Section 2.2. The Purchase Price shall be paid to Sellers at the Closing by wire transfer of immediately available funds (in accordance with the wire instructions attached hereto as Schedule 2.2(a)).

(b) Adjustments. The Parties acknowledge that the Purchase Price is calculated in accordance with the Purchase Price Computation based on estimated and projected financial data and the number of estimated unsold developed and projected to be developed homesites for which Approvals have been received as of the Closing Date. Within sixty (60) days after the Closing Date,

Sellers shall recalculate the Purchase Price Computation including actual historic financial results as of the Closing Date and the number of actual unsold developed homesites and such projected to be developed homesites as of the Closing Date; and Sellers shall deliver same to Purchaser along with information and documentation reasonably sufficient to support the calculation and determination of the Purchase Price and a written statement that such recalculation has been prepared in good faith and in accordance with the requirements of this Agreement. Purchaser and its auditors shall be permitted to review Sellers’ financial books and records, including any working papers related to the Purchase Price Computation. If Purchaser has any objections to Sellers’ calculation of the amount of Purchase Price, Purchaser shall deliver to Sellers a statement, along with its revised calculation of the amount of Purchase Price, setting forth its objections thereto and documentation reasonably sufficient to support such revised calculation (a “Purchase Price Objections Statement”). If a Purchase Price Objections Statement is not so delivered within sixty (60) days after Sellers’ delivery of the statement showing its calculation of the amount of Purchase Price, Sellers’ calculation of the amount of Purchase Price shall be final, binding and non-appealable by the Purchaser. Sellers and Purchaser shall negotiate in good faith to resolve any such timely objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Purchase Price Objections Statement, the Parties shall submit such dispute to an audit partner of Ernst & Young (the “Neutral Accountant”); provided, however, that if the Neutral Accountant is unable or unwilling to serve, an audit partner may be chosen from such other nationally recognized independent certified public accounting firms as the Parties may mutually agree, or as the American Arbitration Association shall select. Any further submissions to the Neutral Accountant by any Party must be in writing with a copy delivered to the other Party. The Neutral Accountant shall consider only those items and amounts which are identified in the Purchase Price Objections Statement as being items which Sellers and Purchaser are unable to resolve. The Neutral Accountant shall, in its sole discretion, have the power to conduct in-person hearings and review of relevant books and records of the Seller Entities during normal business hours upon two (2) days prior written notice, such review to be conducted in a manner that does not unreasonably interfere with the conduct of Sellers’ or Purchaser’s businesses. Such hearings and review, if required, will take place in Miami, Florida. The Sellers and Purchaser shall use their reasonable best efforts to cause the Neutral Accountant to resolve all disagreements as soon as practicable. The resolution of the dispute by the Neutral Accountant shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Neutral Accountant shall be borne as follows: If the determination of the trued-up Purchase Price by the Neutral Accountant is not more than two percent (2%) greater than the amount of the Purchase Price that is last agreed to in writing by the Sellers (and being challenged by Purchaser through the engagement of the Neutral Accountant), Purchaser shall pay all of such costs and expenses; otherwise Seller shall pay all of such costs and expenses. If the trued-up Purchase Price as determined pursuant to this Section 2.2(b) is greater than the Purchase Price as set forth in Section 2.2(a), Purchaser shall pay Sellers by wire transfer of immediately available funds such difference within ten (10) Business Days after the Purchase Price is finally trued-up; and if the trued-up Purchase Price as determined pursuant to this Section 2.2(b) is less than the Purchase Price as set forth in Section 2.2(a), Sellers shall pay Purchaser by wire transfer of immediately available funds such difference within ten (10) Business Days after the Purchase Price is finally trued-up.

(c) Proration True Up. Ad valorem real estate and personal property Taxes and assessments concerning the Assets shall be prorated based on the current year’s gross tax amount. If any special assessments are payable in installments, only the installment payable as of the Closing shall be prorated, and all subsequent installments will be the obligation of the Subsidiaries. The Parties shall, to the extent reasonably known or estimatable, make such proration payments at Closing and then adjust such amounts as part of the Post-Closing Proration True-Up. If Closing occurs at a date when the current year’s Taxes are not fixed, but the current year’s assessment is available, then Taxes will be prorated based upon such assessment and the prior year’s millage rate. If the current year’s assessment is not available, then Taxes will be prorated based on the gross amount of the prior year’s Taxes; provided, however that any Tax prorations based upon the prior year’s Taxes may, at the request of either Party, be subsequently readjusted upon receipt of the actual Tax bill(s) covering the Property and the Parties shall make all necessary adjustments by appropriate payments between themselves following Closing within sixty (60) days after such amounts are determined.

(d) In addition, within sixty (60) days following Closing, the following items shall be apportioned and prorated as of the Closing Date and the Parties shall pay each other accordingly (the “Post-Closing Proration True-Up”)”;

(i) income and operating expenses under any Assigned Contracts;

(ii) utilities;

(iii) charges imposed by homeowner/property owner associations and other quasi governmental organizations and amounts owed under Cost Sharing Arrangements;

(iv) obligations (including Taxes) secured by an Encumbrance being contested by any Seller Entity prior to Closing (which shall be credited to Purchaser); and

(v) such other items as are customarily apportioned in similar transactions.

(e) In addition, within such 60-day period following Closing as part of the Post-Closing Proration True Up, Purchaser and Sellers shall determine:

(i) those deposits held by Sellers as of the Closing Date that represent certain amounts received by Sellers prior to the Closing Date related to sales of portions of the Properties occurring on or after the Closing Date and that shall be credited to Purchaser (or the Subsidiaries) at Closing; and

(ii) those deposits held by Sellers as of the Closing Date that represent certain amounts that Sellers had on deposit with various Governmental Authorities, utilities and other third parties as of the Closing Date and that shall have been assigned to Purchaser (or the Subsidiaries) (provided that such deposit has not been returned to Sellers prior to Closing) and credited (whether or not such deposit is returned) to Sellers (or the Subsidiaries) at Closing. For purposes of this Section 2.2(e), the term “deposits” shall include interest earned thereon.

(f) In addition, within such 60-day period following Closing as part of the Post-Closing Proration True Up, Purchaser and Sellers shall determine all impact fees, credits and other rights of reimbursement for infrastructure costs incurred by Sellers to the extent same specifically pertain to the Properties, which shall constitute part of the Properties conveyed by Sellers to the Subsidiaries and shall be assigned or credited to Purchaser (or such Subsidiaries) to the extent such fees, credits or reimbursements are payable on or after the Closing Date, regardless of when the related infrastructure costs were incurred.

(g) Any amounts due pursuant to the Post-Closing Proration True-Up shall bear interest from the Closing Date until the date paid at the same interest rate as the applicable interest rates on principal for the same period under that certain Loan Agreement between Purchaser and its Affiliates, as Borrower, and CitiGroup Global Markets Realty Corp., as Lender, of even date herewith.

2.3 Closing. Subject to the terms and conditions set forth herein, the consummation of the purchase and sale of the Interests, as well as the other transactions contemplated herein, shall take place on the Closing Date and be effective as of 11:59 p.m., Eastern time, at the offices of Bilzin Sumberg Baena Price & Axelrod LLP located at 200 South Biscayne Boulevard, Suite 2500, Miami, Florida, unless another time and/or place is agreed to in writing by the Parties.

2.4 Sellers’ Representative. Each of the Sellers appoints LHC as the representative of the Sellers hereunder (the “Sellers’ Representative”). Each of the Sellers shall act in a uniform manner under this Agreement through the acts of the Sellers’ Representative on their behalf and the Sellers’ Representative hereby has the authority to provide to Purchaser, on behalf of all of the Sellers, all notices, approvals, consents and other actions required hereunder by any or all of the Sellers and to accept, on behalf of any or all of the Sellers, all notices from Purchaser and/or its employees, officers, agents and representatives. In addition, each of the Sellers hereby authorizes all payments to the Sellers pursuant to this Agreement, including all disbursements of the Purchase Price, to be payable to the central account described in wire instructions or as otherwise provided in writing to Purchaser for disbursement by Sellers’ Representative. Sellers’ Representative shall be solely liable for disbursement of the Purchase Price among the Sellers, the obtaining of all required consents and approvals of the Sellers hereunder and the provision of all notices received by the Sellers’ Representative on behalf of the Sellers. Sellers hereby indemnify and hold harmless Purchaser and its Affiliates and their respective Representatives from and against any Claims arising out the acts or omissions of the Sellers’ Representative in carrying out its duties hereunder, including the allocation and disbursement of any such payments among and to the Sellers. Except as expressly otherwise provided herein, all references in this Agreement to payments, providing notices, consents or approvals, delivering documents and all other similar actions, either by the Purchaser to, or to the Purchaser from “Sellers” shall mean to or from (as the case may be) Sellers’ Representative on behalf of Sellers.

2.5 Allocation. The Sellers and Purchaser hereby agree that the Purchase Price and all portions and payments thereof shall be allocated to each of the Sellers and the Interests in the manner set forth in Schedule 2.5. Purchaser and its direct and indirect owners and each Seller and its direct and indirect owners each shall report the purchase and sale of the Interests for all Tax purposes in a manner consistent with such allocation and with the provisions of Article IX of this Agreement in compliance with Section 1060 of the Code (and the principles thereof), including filing all forms required under the Code. Within twenty (20) Business Days after the final determination of the Purchase Price pursuant to Section 2.2, Sellers shall provide to Purchaser, for Purchaser’s approval (which will not be unreasonably withheld), a revised Schedule 2.5 (consistent with the methodology set forth in the original Schedule 2.5), allocating the Purchase Price information in Schedule 2.5 among each of the Seller’s Interests after taking into account any post-Closing adjustments to the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in Sellers’ Disclosure Schedules, each Seller hereby represents and warrants the following to Purchaser as of the Closing Date:

3.1 Organization and Qualification. Each of Lennar and the Seller Entities is duly organized, validly existing and in good standing under the Laws of the state of its formation. Each of the Seller Entities has all requisite power and authority to own, lease, operate and develop its properties and assets (including, with respect to the Subsidiaries, the Assets) and to carry on its business as it is presently being conducted. None of the Seller Entities is in violation of, in conflict with, or in default under any of its Organizational Documents. Each of the Seller Entities is (or in the case of the Subsidiaries promptly after Closing will be) duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their business or the ownership of their properties makes such qualification or licensing necessary.

3.2 Capitalization; Ownership; Restructuring.

(a) Sellers. All of the issued and outstanding Capital Stock in each Seller is owned directly or indirectly by Lennar, except as set forth in Schedule 3.2(a). No other equity interests or other securities of any Seller, and no securities or other interests directly or indirectly convertible into any such equity interests or securities, are issued, allotted or outstanding, nor is any Seller under any contractual or other obligation to issue or allot such equity interest or securities.

(b) Subsidiaries.

(i) The equity capitalization of each of the Subsidiaries is set forth in Schedule 3.2(b). Except for the Interests, no Capital Stock of any of the Subsidiaries, and no securities or other interests directly or indirectly convertible into, exchangeable for or evidencing the right to purchase any Capital Stock of any of the Subsidiaries, is issued, allotted or outstanding, nor is any Subsidiary under any contractual or other obligation to issue or allot such Capital Stock. All of the Interests are held beneficially and of record by Sellers, as set forth in Schedule 3.2(b), free and clear of all Encumbrances. All of the Interests were duly authorized and issued by the Subsidiaries.

(ii) Except for this Agreement and transactions contemplated hereby, there are no outstanding (A) agreements, arrangements, warrants, options, puts, calls, rights, options, subscriptions or other commitments to which any Seller Entity or any of its Affiliates is a party or by which any of them or any of their respective properties or assets is bound, relating to the sale, purchase, redemption, issuance or voting of any Capital Stock in any of the Subsidiaries; or (B) securities or other instruments directly or indirectly convertible into, exchangeable for or evidencing the right to purchase any Capital Stock in any Subsidiary.

(iii) Sellers are not in default under any of the Organizational Documents for any Subsidiary. Sellers have provided to Purchaser true and correct copies of the Organizational Documents of each Subsidiary.

(c) Restructuring. Prior to the Closing Date, the Sellers formed each of the Subsidiaries, except Gateway Commons, LLC, and conveyed to such newly-formed Subsidiaries by special or limited warranty deed, contribution agreement and assignment and assumption and other instruments of assignment, the forms of which were provided to and approved by Purchaser, all of their right, title and interest in and to the Assets (collectively, the “Restructuring”). Pursuant to the Restructuring, the Sellers retained all Contracts relating to the Projects, which will be assigned to the Subsidiaries after the Closing Date to the extent provided in Section 5.5. The Parties further agree that the following assets were not conveyed by the Sellers to the Subsidiaries: (i) cash, (ii) accounts or notes receivable, (iii) the Sellers’ Security Instruments, (iv) intellectual property or (v) goodwill associated with Lennar or its Affiliates.

3.3 Authorization; Enforceability. (a) Each of Lennar and the Sellers has all requisite power to execute and deliver this Agreement and the other agreements and instruments contemplated hereby and to perform its obligations hereunder and thereunder and, subject to the conditions set forth herein to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby have been duly authorized by all requisite action on behalf of Lennar and each Seller. Without limiting the generality of the foregoing, each of the owners that is not an Affiliate of Lennar that owns an interest in any Seller, as set forth on Schedule 3.2(a), has to the extent required, prior to the execution of this Agreement, provided its consent to the conveyance of the applicable Properties to the Sellers in which it owns an interest pursuant to the Restructuring, to the execution of this Agreement and the performance of the transactions contemplated hereby by such Seller in which it has a membership interest. This Agreement has been duly executed and delivered by Lennar and each Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the valid and binding obligation of Lennar and the Sellers, enforceable against each of them, in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at Law.

(b) Each of the Sellers had all requisite power to execute and deliver the agreements and instruments entered into to implement the Restructuring and to perform its obligations thereunder, and the execution, delivery and performance of all such agreements and instruments was duly authorized by all requisite action on behalf of each Seller. Each of the agreements and instruments entered into to implement the Restructuring was duly executed and delivered by each Seller and constitutes the valid and binding obligation of Sellers, enforceable against each of them, in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at Law.

3.4 No Conflict or Violation. Except as set forth in Schedule 3.4, the execution, delivery and performance by Lennar and each of the Sellers of its obligations under this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby and the execution, delivery and performance by each of the Sellers of its obligations under the agreements and instruments entered into to implement the Restructuring and the consummation of the transactions contemplated thereby, do not and will not: (a) conflict with, violate or breach any provision of its Organizational Documents; (b) violate, or result in a material default or breach under, or require any consent, approval or authorization under, any Contract which is not terminable upon sixty (60) days written notice without payment of penalty or interest or which provides for receipts or payments of less than $100,000.00; or (c) contravene or violate in any material respect any material Law applicable to it or any of their respective Assets, or any Governmental Order to which Lennar or any of the Seller Entities is a party or by which any of them or any of their respective Assets is bound.

3.5 Governmental Consents and Approvals. Except as set forth in Schedule 3.5, the execution, delivery and performance by Lennar and the Sellers of this Agreement and the other instruments contemplated hereby and the consummation by Lennar and the Sellers of the transactions contemplated hereby and thereby and the execution, delivery and performance by each of the Sellers of its obligations under the agreements and instruments entered into to implement the Restructuring and the consummation of the transactions contemplated thereby, do not and will not require any approval, consent, authorization or act of, or the making by Lennar and the Seller Entities of any declaration, filing or registration with, or notification to, any Governmental Authority.

3.6 Litigation. Except as set forth in Schedule 3.6, there are no pending, or to the Knowledge of Sellers, threatened, judicial, municipal or administrative proceedings affecting any Subsidiaries, or any of the Assets, or in which any Seller Entity or any of its Affiliates, is or, to Sellers’ Knowledge, will be a party by reason of any Seller’s ownership of the Interests or any Subsidiary’s ownership or any Sellers’ prior ownership of the Assets or any portion thereof. No Governmental Orders, attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, are pending, or, to the Knowledge of Sellers, threatened, against any Seller relating to or against (i) the Properties, (ii) its or their ownership of the Interests in the Subsidiaries, or (iii) any Subsidiary, nor to Sellers’ Knowledge, are any of such proceedings contemplated to be taken by any Seller Entity. There are no judgments, orders, decrees or injunctions imposed on or affecting any of the Seller relating to or against (i) the Properties, (ii) its or their ownership of the Interests in the Subsidiaries, or (iii) any Subsidiary.

3.7 Compliance with Laws. Except as set forth in Schedule 3.7, the Seller Entities are and have been in compliance with all applicable Laws and Governmental Orders and Obtained Approvals with respect to the Properties. Except as set forth in Schedule 3.7, no written notices have been received by, and, to the Knowledge of Sellers, no Claims have been filed against, any Seller Entity alleging a violation of any such Laws, Governmental Orders or Obtained Approvals. The Properties are in compliance in all material respects with all applicable Laws, Governmental Orders, authorizations and Obtained Approvals.

3.8 Properties.

(a) Approvals. The material Approvals that have been obtained by the Seller Entities as of the Closing Date are set forth in Schedule 3.8(a) (the “Obtained Approvals”). The Obtained Approvals are in full force and effect. The Seller Entities and the Subsidiaries have all Approvals necessary for their ownership of the Properties. No Obtained Approvals are terminable as a result of the Restructuring or the transactions contemplated by this Agreement. Except as set forth in Schedule 3.8(a), no Seller Entity is in material violation of the provisions of any of the Obtained Approvals. Schedule 3.8(a) sets forth, to Sellers’ Knowledge, the material Approvals that need to be obtained in order to develop and construct the Projects but that have not yet been obtained as of the Closing Date. Sellers have no Knowledge that such unobtained Approvals will not be obtained in due course, assuming Purchaser diligently pursues their attainment, but shall have no liability to Purchaser under this Agreement if any of such unobtained Approvals are not actually obtained or if the costs that must be incurred to satisfy all conditions to obtain such Approvals should exceed any budgeted or projected amounts.

(b) Options. Except as set forth in Schedule 3.8(b), Subsidiaries have sole possession of the Properties and, except for Purchaser, no Seller Entity has granted or agreed to grant to any Person, and no Subsidiary is a party to, any option, contract, right of first refusal, right of first offer, charitable housing agreement, profit participation, anti-speculation option, joint venture or similar agreement or any other agreement or understanding with respect to a purchase or sale of the Properties or any portion thereof or any interest therein or pursuant to which any sales proceeds relating to any Project are required to be paid to any other Person (each, an “Option”). For so long as a Subsidiary or its Affiliates own a Property, Sellers shall be solely responsible for all payments that are required to be made after the Closing Date with respect to such Property pursuant to any profit participation, anti-speculation option or similar agreement that requires a payment be made to a third-party based upon the sale of all or a portion (including homesites) of any Property (“Property Rights Contracts”), and this sentence is deemed a covenant for purposes of Article VIII. Any option, right of first refusal, right of first offer, charitable housing agreement, or similar agreement that runs with or burdens the Property or which requires such assignment and assumption with the transfer of the underlying Property (together with Cost Sharing Arrangements, “Collateral Rights Contracts”) shall remain obligations of the Subsidiaries and Sellers shall have no liability relating thereto that has not been waived by the applicable Option Party. There are no parties in possession of any portion of the Properties as lessees, tenants at sufferance, trespassers, licensees or otherwise.

(c) Condemnation. Except as set forth in Schedule 3.8(c), no written notices of any condemnation proceedings by a Governmental Authority having the power of eminent domain to condemn any part of any of the Properties have been received by any of the Seller Entities, or, to the Knowledge of Sellers, are any such proceedings threatened.

(d) Homesites. Except as set forth in Schedule 3.8(d), the number of homesites for those Properties that have Obtained Approvals to develop such homesites and the estimated and projected number of homesites for those Properties for which such Approvals have not yet been obtained (assuming such Approvals are obtained) are set forth in Schedule 3.8(d); provided, however, no representation or warranty is made with regard to, and Sellers shall not be liable for, any changes to such number of homesites resulting from any changes to any Obtained Approvals or from obtaining any Approvals after the Closing Date. Notwithstanding anything to the contrary in this Agreement, the sole remedy for any breach of the representations and warranties made in this Section 3.8(d) shall be by adjustment of the Purchase Price pursuant to the provisions of, and within the timeframes contained in, Section 2.2(b).

(e) Community Summaries. The information contained in the Community Summaries relating to number of original homesites, number of remaining homesites, status of homesites as finished or semi-finished and book balance at September 30, 2007 are true and correct in all material respects; provided, however, Sellers shall have no liability under this Agreement if any development costs exceeds any budgeted or projected amounts.

(f) Cost-Sharing Arrangements. Except as set forth in Schedule 3.8(f), there are no material contracts, agreements or arrangements (a “Cost Sharing Arrangement”) with any third Party other than with a condominium or homeowners’ association to jointly share costs related to the Properties or the Projects.

(g) Associations. Except as set forth in Schedule 3.8(g), there are no material unpaid sums due and payable by Sellers or any Subsidiary under the Organizational Documents governing any condominium or homeowners’ association (each an “Association Document”), other than amounts in the ordinary course of business or being contested in good faith with adequate reserves maintained therefor, and none of Sellers or the Subsidiaries is in material default under any of the Association Documents.

(h) Access Rights. Except as set forth in Schedule 3.8(h), each parcel of Land either abuts and has actual vehicular and pedestrian access to and from a public right of way or has an insurable appurtenant easement for vehicular or pedestrian access over and across adjacent land which provides such access to and from the Land and a public right of way; provided, however, that for any Project that is comprised of more than one parcel, it shall not be considered a breach if not all of such parcels are benefited with such access rights so long as the parcels that are not directly benefited with such access rights can indirectly obtain the benefit of such access rights over one or more contiguous parcels included in the Property.

(i) Development Budgets and Cash Flow Projections. True and correct copies of the Development Budgets and Cash Flow Projections as they exist as of the date hereof are attached as Exhibit “G” and Exhibit “H,” respectively. Notwithstanding that they are attached as Exhibits, Sellers make no representation or warranty whatsoever regarding the Development Budgets or the Cash Flow Projections, including any representation or warranty that they represent achievable goals or that any assumptions upon which they are based are true, accurate or reasonable.

3.9 Contracts. All Contracts that are or will be assigned to the Subsidiaries pursuant to Section 5.5 (the “Assigned Contracts”) have been entered into in connection with the ownership, use, operation and development of the Property and the construction of the Project and, unless otherwise disclosed to Purchaser in writing prior to such assignment, in the ordinary course of business. Except as set forth in Schedule 3.9, with respect to each Assigned Contract, no Seller Entity, or, to the Knowledge of Sellers, any other Person which is a party to any Assigned Contract, is in material breach of or material default under such Assigned Contract. Each Assigned Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of a Seller or Subsidiary, and, to the Knowledge of Sellers, each of the other parties thereto in accordance with their respective terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general, equitable principles, regardless of whether asserted in a proceeding in equity or at law.

3.10 Title to Assets. The Subsidiaries have (a) in the case of the Properties, good and marketable fee simple title free and clear of all Encumbrances except Permitted Encumbrances; (b) in the case of any other Asset, legal ownership; (c) in the case of property held under lease, a valid leasehold interest in; or, (d) in the case of property held under other contract or agreement, a valid right to use, all of the real and personal property (i) owned by it or (ii) used or held for use by it in connection with the ownership, use, operation and development of the Properties. The Assets are owned by Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances). Notwithstanding the foregoing, the representations and warranties in this Section 3.10 with respect to the Properties or any Assets insured by the Title Policies, shall be deemed to be deleted from this Agreement and have no further force or effect effective upon the issuance of the Title Policies in accordance with the terms and conditions of this Agreement.

3.11 Environmental Matters. Except as described in Schedule 3.11:

(a) (i) There have been no violations of Environmental Laws at the Properties as a result of the acts or omissions of any Seller Entity and, to the Knowledge of Sellers, any other Person, and (ii) to the Knowledge of Sellers, there are no wetlands (as the term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1254, and applicable state laws) at any Property that would reasonably be expected to materially and adversely affect any ongoing or currently planned development.

(b) There are no pending, or, to the Knowledge of Sellers, threatened, Claims against any of the Subsidiaries (or, to the Knowledge of Sellers, against any Person whose liability for any Claim any of the Subsidiaries has retained or assumed either contractually or by operation of Law) under the Environmental Laws. None of the Seller Entities has received written notice that the Property is subject to any private or governmental lien or judicial or administrative notice of violation, action or inquiry, investigation or claim relating to Hazardous Materials. The Subsidiaries have not entered into or agreed to any consent decree or order or is a party to, and no Property is subject to, any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of Sellers, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(c) Schedule 3.11(c) lists all Phase I and Phase II environmental site assessments, conducted by Sellers and any of their Affiliates on any portion of the Property (“Existing Environmental Reports”), and true and complete copies of all such Existing Environmental Reports have been delivered or made available to the Purchaser.

(d) None of the Properties have any “Recognized Environmental Conditions” as that term is defined by ASTM Standard E 1527-05.

(e) Notwithstanding anything to the contrary herein, but subject to Section 5.6, this Section 3.11 shall constitute the sole representations and warranties in this Agreement relating to compliance with Environmental Laws and/or in connection with Hazardous Materials. Notwithstanding anything to the contrary in this Agreement, including Article VIII, the remedy for any breach of the representations and warranties contained in this Section 3.11, shall be governed solely by the provisions of Section 5.6.

3.12 Taxes.

(a) All ad valorem taxes assessed or payable with respect to the Properties have been paid, except for the 2007 ad valorem taxes and assessments, or in the case of any Property located in the State of Illinois, 2006 ad valorem taxes and assessments, all of which are not yet due and payable. None of the Seller Entities has received any written notice of any other special assessments, levies or taxes imposed or to be imposed affecting any portion of the Properties or of any action regarding the potential formation of any other district or authority empowered to so assess a tax or levy.

(b) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Sellers or Subsidiaries and there is no Claim for Taxes by any authority presently outstanding.

(c) There are no liens for Taxes (other than Permitted Tax Liens) upon any assets or properties of Subsidiaries.

(d) Each Subsidiary has been treated at all times during its existence and will be treated, through the date of Closing as an entity that is disregarded as separate from its owner for US tax purposes.

(e) Notwithstanding anything to the contrary herein, Section 3.12 shall constitute the sole representations and warranties in this Agreement relating to Tax matters.

(f) No Seller Entity is a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of Section 1445 of the Code.

3.13 Employee Benefit Plans. No Subsidiary has any employees or provides any benefits to persons through any Benefit Plans, and no Subsidiary has any liability under any Benefit Plan (including any contingent liability) to any current or former Subsidiary employee, officer, director or independent contractor.

3.14 Liabilities. None of the Subsidiaries is liable for or subject to any Liabilities of any kind or nature whatsoever that would be required to be reflected in financial statements prepared in accordance with GAAP, except for the following in connection with the Assets (which have been assumed by the Subsidiaries from the Sellers):

(a) all trade account payables related to the Assets and incurred by any Seller in the ordinary course of business that remain unpaid as of the Closing Date;

(b) all Liabilities of each Seller arising under the Assigned Contracts to be paid or performed after the Closing Date;

(c) all Liabilities of each Seller as declarant or developer or under any condominium or homeowners association to be paid or performed after the Closing Date;

(d) all Liabilities of each Seller incurred in the ordinary course of business in connection with the ownership and development of the Properties;

(e) all Liabilities of each Seller Entity under all Security Instruments to be paid or performed after the Closing Date;

(f) all Liabilities under Property Rights Contracts and Collateral Rights Contracts;

(g) those Liabilities that are the subject of any other representation and warranty under Article III of this Agreement and disclosed in Sellers Disclosure Schedule; and

(h) those Liabilities to be paid or performed after the Closing Date in connection with or arising out of the Approvals, including any impact fee, charge, cost, contribution, mitigation or other consideration to obtain or maintain any Approval.

3.15 Absence of Changes. At all times since September 30, 2007, except for the Restructuring and otherwise in connection with the entry into the Agreement, Seller Entities have operated the Properties in the ordinary course of business and there has not been any event which would reasonably be expected to have a Material Adverse Effect.

3.16 Solvency. Each of the Sellers was solvent and able to meet its financial obligations as they became due at the time of the conveyance of its Properties to the applicable Subsidiary pursuant to the Restructuring, and each of the Seller Entities will be solvent at the Closing and will not be rendered insolvent or unable to meet its financial obligations as they become due as a result of the transactions contemplated by this Agreement. None of the officers or directors of any Seller or Lennar has any direct or indirect financial interest in any of the transactions contemplated by the Restructuring or this Agreement, or any such interest was fully disclosed to the board or other governing body before its approval and any such director with such interest abstained from voting on the transactions; provided, however, that the immediately foregoing provision excludes any direct or indirect financial interest in any of the transactions contemplated by the Restructuring or this Agreement arising out of such officer’s or director’s (a) ownership, directly or indirectly, of any equity interest(s) in any Seller or Lennar or (b) existing compensatory arrangements, in any form, from any Seller or Lennar.

3.17 Intent. The Parties intend that the conveyance to Purchaser of all of the Interests shall constitute an absolute sale, conveying good title to the Interests free and clear of any Adverse Claim from Sellers to Purchaser, and that the Interests conveyed to Purchaser shall not be part of the Sellers’ respective estates in the event of the insolvency of any Seller or a conservatorship, receivership or similar event with respect to any Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that the statements contained in this Article IV are correct and complete as of the Closing Date.

4.1 Organization. Purchaser is duly organized, validly existing and in good standing as a limited liability company under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Purchaser is not in violation of, in conflict with, or in default under any of its Organizational Documents.

4.2 Capitalization; Ownership. The equity capitalization of Purchaser (including the identity of each direct or indirect equity holder and the other membership or ownership interests held thereby) is set forth in Schedule 4.2.

4.3 Authorization; Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and the other instruments contemplated hereby and to perform its obligations hereunder and thereunder and, subject to the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other instruments contemplated hereby by Purchaser, has been duly authorized by all requisite limited liability company action on behalf of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Sellers, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and remedies generally and the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at Law.

4.4 No Conflict or Violation. The execution, delivery and performance by Purchaser of its obligations under this Agreement and the other agreements and instruments contemplated hereby and the consummation of any of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, violate or breach any provision of its Organizational Documents or of its direct and indirect owners; (b) violate, or result in a material default or breach under, or require any consent, approval or authorization under, any material Contract to which Purchaser or any of its Affiliates is a party; or (c) contravene or violate in any material respect any material Law applicable to Purchaser or any of its assets or properties, or any Governmental Order to which Purchaser is a party or by which it or any of its respective assets or properties is bound.

4.5 Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement or any of the other instruments contemplated hereby, the consummation by Purchaser of the transactions contemplated hereby and thereby and compliance by Purchaser with, or fulfillment by Purchaser of, the terms, conditions and provisions hereof and thereof do not and will not require the approval, consent, authorization or act of, or the making Purchaser of any declaration, filing or registration with, any Person or Governmental Authority.

4.6 Absence of Proceeding. There is no action, suit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened that would adversely affect or restrict the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser is not a party to or in default under any outstanding Governmental Orders that would materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

4.7 Investment Intent. Purchaser has such knowledge and experience in financial matters that it is capable of evaluating the merits and risks of its purchase of the Interests. Purchaser confirms that Seller Entities have provided Purchaser the opportunity to ask questions of the officers and management employees of Sellers and their Affiliates and to acquire additional information about the business and financial condition of the Seller Entities. Purchaser is acquiring the Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Interests. Without conceding that the Interests constitute securities, Purchaser acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities or “blue sky” Laws of any state, and agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities Laws in each case, to the extent applicable.

ARTICLE V

CERTAIN COVENANTS

5.1 Inspection Rights of Purchaser.

(a) Purchaser acknowledges that, except for the representations of Sellers expressly stated herein and in the documents to be executed by Sellers at the Closing, Purchaser has not relied upon any statements, representations or warranties by any of the Seller Entities or any of their Affiliates or Representatives. Except for the representations of Sellers expressly stated herein and in the documents executed by Sellers to implement the Restructuring or to be executed by any of the Sellers at the Closing, neither Seller Entities nor any of their respective Affiliates or Representatives makes any representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller Entities or their Affiliates or Representatives to Purchaser in connection with the transactions contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by any of the Seller Entities or their Affiliates or Representatives to Purchaser in connection with the transactions contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Except for the representations of Sellers expressly stated herein and in the documents executed by Sellers to implement the Restructuring or to be executed by any of the Sellers at the Closing, none of the Sellers nor any of their Affiliates or Representatives shall have any liability to Purchaser for any inaccuracy in or omission from any report or reports delivered by any of the Seller Entities or their respective Affiliates or Representatives to Purchaser.

(b) Purchaser has not conducted any surveys, studies, tests, engineering, structural and other investigations and environmental assessments of the Properties prior to the Closing Date. Purchaser represents and warrants that it has taken no action prior to the Closing Date which permitted the imposition of a contractor’s or mechanicmen’s lien against any Property or portion thereof, and Purchaser, by execution of this Agreement, hereby indemnifies and holds harmless Seller Entities from and against any and all liability, cost or expense (including reasonable counsel fees and court costs) imposed upon or asserted against any Seller Entity, as a result of any activity on any Property or portion thereof by Purchaser or its consultants or Representatives.

(c) Purchaser agrees that, except as specifically provided in this Agreement and the documents delivered by Sellers at Closing in compliance with the provisions of this Agreement, the Interests shall be sold and that Purchaser shall accept possession of the Interests on the Closing Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Purchase Price, and that, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Sellers hereby disclaim and renounce any such representation or warranty, except to the extent specifically provided in this Agreement and the documents delivered by Sellers at Closing. Purchaser specifically acknowledges that, except for the representations and warranties of Sellers expressly contained herein and in the documents to be executed by them at the Closing, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from any of the Seller Entities, any Affiliate or Representative of any of the Seller Entities or any broker or other agent as to any matters concerning any Seller Entities or the Assets.

5.2 Title to Properties.

(a) Purchaser has obtained the Title Commitments from North American Title Group or its Affiliates (the “Title Company”), which Title Commitments have been or will subsequently be brought forward and dated to the date of Closing, together with copies of documents and all exceptions to title to the Properties as indicated therein. Purchaser and Sellers shall each be responsible for the payment of fifty percent (50%) of the premium for the Title Commitments, the owner’s title policies issued pursuant thereto (“Title Policies”) (including any endorsements thereto requested by Purchaser at the time of issuance of the Title Policies) and any title insurance policies simultaneously issued with the Title Policies for a mortgagee in connection with any financing for the acquisition of the Interests (provided the insured value thereunder does not exceed the Purchase Price). Purchaser and Seller agree that Commonwealth Land Title Insurance Company or Lawyers Title Insurance Corporation shall provide co-insurance for 50% of the title insurance. Purchaser shall direct the placement of co-insurance.

(b) Purchaser has not had the opportunity to review the Title Commitments prior to Closing. Within sixty (60) days after the later of (x) Closing or (y) delivery of all Title Commitments and copies of all documents and all exceptions to title referenced in the applicable Title Commitment (the “Title Review Commencement Date”), Purchaser shall notify Seller in writing (“Purchaser’s Title Objection Notice”) of any defects to title with respect to the Properties for the period prior to Closing which are not Permitted Encumbrances. Purchaser shall routinely notify Seller of the non-receipt of any documents or exceptions which are delaying the Purchaser’s Title Review Commitment Date. If Purchaser fails to timely deliver Purchaser’s Title Objection Notice with respect to any Property, Purchaser shall be deemed to have accepted all matters in the Title Commitment for such Property, and same shall be deemed to be Permitted Encumbrances. Upon timely receipt of Purchaser’s Title Objection Notice, Sellers shall undertake to remedy all defects therein by the following:

(i) If the Properties or any part thereof shall be subject to any monetary lien created by any action or inaction by any of the Seller Entities prior to Closing that is not a Permitted Encumbrance, Sellers shall pay the same or make other arrangements reasonably satisfactory to Purchaser and Title Company to remove such lien as an exception to title.

(ii) If any other title defects shall be listed in Purchaser’s Title Objection Notice, other than a Permitted Encumbrance, Sellers shall use commercially reasonable efforts to cure the title defects to the reasonable satisfaction of Purchaser and Title Company, and Sellers shall have ninety (90) days after Purchaser’s Title Objection Notice to cure same (the “Title Cure Period”); provided, however, that if the defect is not cured in such ninety (90) day period but is capable of being cured, and so long as Sellers reasonably pursue the cure thereof, the Title Cure Period shall be extended for such additional period as shall be necessary to cure such default. Purchaser shall cooperate with Sellers in all respects, at no cost to Purchaser, to assist Sellers in curing any title defects, inasmuch as Sellers will have no ownership interest in the Properties or Subsidiaries after Closing.

(c) If the applicable Seller is unable to remedy such defects within the Title Cure Period, Purchaser shall have the option, exercisable by written notice to Sellers of exercising any remedy available to Purchaser under Article VIII (regarding a breach of the representations and warranties in Section 3.10).

(d) To the extent with respect to any Property, Purchaser does not timely give a Purchaser’s Title Objection Notice or Sellers cure to Purchaser’s reasonable satisfaction any title defect that Sellers are obligated to cure, the representations and warranties of Seller with respect to title to such Property (or any other Assets insured by such Title Policy) as set forth in Section 3.10 shall be deemed to be deleted from this Agreement effective as of the date of such cure or non-delivery.

(e) Sellers shall deliver such standard title related affidavits (which shall be to their Knowledge) and indemnities (which shall be limited to the acts of the Sellers) as are reasonably requested by the Title Company in order to issue the Title Policies and any endorsements reasonably requested by Purchaser or its lender (including a non-imputation endorsement) consistent with the intent of the Parties and the terms of this Agreement.

5.3 Surveys. Within sixty (60) days after the Title Review Commencement Date, Purchaser may obtain, with respect to each Property, a new or an update of existing ALTA survey of the Properties (the “Survey”). Purchaser may deliver objections to survey matters related to the Properties to the extent same are not Permitted Encumbrances within sixty (60) days after the Title Review Commencement Date, and Sellers shall respond to such objections in the same manner as Sellers shall respond to title objections pursuant to Section 5.2. The Cost of any new or updated Surveys obtained by Purchaser shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

5.4 Sellers’ Security Instruments. Purchaser shall use its commercially reasonable efforts to, as soon as practicable after Closing, but in no event more than twelve (12) months after the Closing Date, substitute all letters of credit, bonds, indemnifications, guarantees or other security in substitution for, and release, terminate and/or return (as the case may be) all letters of credit, bonds, indemnifications, guarantees or other security posted by any Seller or any Affiliate thereof in connection with the development of any of the Properties (collectively, the “Sellers’ Security Instruments”), including to guarantee completion of public improvements, in each case satisfactory to the beneficiary of such security. Schedule 5.4 sets forth to the Sellers’ Knowledge, a true and correct list of all material Sellers’ Security Instruments outstanding on the Closing Date. Schedule 5.4 shall be updated, supplemented, modified and amended within ninety (90) days from Closing. Purchaser shall cause the Subsidiaries to indemnify, defend and hold harmless each Seller and any of its Affiliates for any and all Indemnified Losses it might sustain upon any attempt by any Party to realize, draw upon or otherwise obtain the rights to any security that is the subject of any Sellers Security Instrument; provided, however, that if, at the end of such 12-month period, Purchaser has not caused the Subsidiaries to obtain the release, termination and/or return of all of the Sellers’ Security Instruments, then, within fifteen (15) days after written request of Sellers, as security for Purchaser’s indemnification obligations set forth in this Section 5.4, Purchaser shall cause a financial institution, acceptable to Sellers in their reasonable discretion, to issue an irrevocable letter of credit, in form and substance acceptable to Sellers in their reasonable discretion, in an amount not less than the total aggregate amount that could be realized by the beneficiaries on all such Sellers’ Security Instruments that have not been released, returned or terminated.

5.5 Assignment of Contracts; Obtaining Consents. As soon as practical, but not more than ninety (90) days after Closing, Sellers and Purchaser shall review all Contracts and agree upon those Contracts that shall be assigned by Sellers to the Subsidiaries. The Parties agree that they intend to have Sellers assign all Contracts that Sellers entered into in the ordinary course of business in connection with the ownership and development of the Property and the Project; and in all events any Collateral Rights Contracts and Property Rights Contracts shall be assigned, but the Sellers shall be solely obligated to make any payments with regard to any Property Rights Contracts. In no event will Sellers assign or the Subsidiaries be obligated to assume (absent mutual agreement of the Parties) any of the following types of Contracts:

(i) any Contract under which Seller has incurred, assumed or guaranteed any indebtedness for borrowed money or any material capitalized lease obligation;

(ii) any Contract that by its terms materially limits the freedom of any Subsidiary or any direct or indirect parent, or any of their officers, to compete in, or conduct any line of business or in any geographic area;

(iii) any employment or consulting agreement;

(iv) any Contract requiring any Subsidiary to purchase of any real property;

(v) any Contract with Lennar or an Affiliate;

(vi) any property management, brokerage or leasing agreement; and

(vii) any Contract described in Section 3.8(b); except for Property Rights Contracts and Collateral Rights Contracts that are described above as Contracts that will be assigned and assumed in all events;

and, unless otherwise agreed by the Parties, Sellers shall assign to the Subsidiaries and the Subsidiaries shall assume all such Contracts that have commercially reasonable terms. Seller shall be solely responsible for the payment of any costs incurred to assign the Contracts or obtain consents for same. Seller shall be solely responsible for the costs to terminate any Contracts that are not Assigned Contracts. Anything in this Agreement to the contrary notwithstanding, no Seller shall assign, transfer or convey to a Subsidiary any of its rights and obligations in and to any material Contract or Approval or any Property, and no Seller shall assign, transfer or convey any Interest to Purchaser, without first obtaining all necessary and material approvals, consents or waivers (collectively, “Consents”), unless Sellers and Purchaser mutually agree to such assignment, transfer or conveyance without such Consents. As to any Contract, Approval, Property or Interest for which the Purchaser and Sellers have not so mutually agreed, the Sellers shall (i) use diligent, commercially reasonable efforts at Sellers’ cost to obtain the Consent of any such third party as soon as practicable; (ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide all of the intended benefits to Purchaser; and Purchaser agrees that, subject to Purchaser’s rights hereunder, including Sellers’ indemnification for breaches of covenants, representations and warranties, the Subsidiaries shall perform and be solely liable for all of Sellers’ obligations that arise following the Closing; and (iii) enforce at the request of Purchaser and at the expense and for the account of Purchaser, any rights of the Sellers against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Contract or Approval in accordance with the terms thereof upon the written request of Purchaser). Purchaser agrees that, following the Closing, the Subsidiaries shall be solely liable for the payment of all expenses, and the performance of all of Sellers’ obligations, relating to any Contracts that are assigned to the Subsidiaries in accordance with this Agreement. Effective upon the obtaining of any Consent in connection with any such assignment, transfer or conveyance of any such Contract, Approval, Property or Interest, such Contract, Approval or Property shall be assigned, transferred and conveyed by the applicable Seller to the applicable Subsidiary or such Interest shall be assigned to the Purchaser (as the case may be).

5.6 Environmental Matters.

(a) Purchaser may obtain new Phase I environmental assessments and, if necessary, Phase II environmental site assessments or such further environmental investigations as may be reasonably required under the circumstances (“New Environmental Reports” and together with the Existing Environmental Reports, the “Environmental Reports”), on the Properties or any property formerly owned by any Subsidiaries.

(b) Purchaser has not had the opportunity to completely review the Existing Environmental Reports listed on Schedule 3.11 and will not have the opportunity to review the New Environmental Reports prior to Closing. Within ninety (90) days after Closing, Purchaser shall notify Seller in writing (“Purchaser’s Environmental Objection Notice”) of any Recognized Environmental Conditions noted in any Environmental Reports. If Purchaser fails to timely deliver Purchaser’s Environmental Objection Notice with respect to any Property, Purchaser shall be deemed to have accepted all matters disclosed in the Environmental Reports for such Property. Upon timely receipt of Purchaser’s Environmental Objection Notice, Sellers shall undertake to remove or remediate any Recognized Environmental Conditions listed in Purchaser’s Environmental Objection Notice in the manner and to the extent set forth in Section 5.6(c), and Sellers shall have ninety (90) days after Purchaser’s Environmental Objection Notice to cure same (the “Environmental Cure Period”); provided, however, that if such Recognized Environmental Condition is not capable of cure within such ninety (90) day period but is capable of being cured, and so long as Sellers reasonably pursue the cure thereof, the Environmental Cure Period shall be extended for such additional period as shall be necessary to cure such Recognized Environmental Condition. Purchaser shall cooperate with Sellers in all respects, at no cost to Purchaser, to assist Sellers in curing any Recognized Environmental Conditions.

(c) As to any Recognized Environmental Condition for which Sellers have been given a timely Purchaser’s Environmental Objection Notice, Sellers shall have the sole power and authority to direct and control all discussions and negotiations with the applicable Governmental Authorities and, subject to the written approval of Purchaser, which shall not be unreasonably withheld or delayed, (the Parties agree that Purchaser will not be deemed to have acted unreasonably if it fails to approve any Seller proposal containing deed restrictions or natural attenuation that, in either case, materially and adversely effect the intended purposes of the Property as contemplated by the Community Summaries), to determine with such Governmental Authorities the acceptable levels, methods and means of remediation and/or removal of such Recognized Environmental Condition necessary in connection with the Property’s intended use consistent with the Community Summary for such Property. Such Recognized Environmental Condition shall be deemed remedied and/or removed for all purposes, and Sellers shall have no further obligations pursuant to this Section 5.6 or liability pursuant to Article VIII with respect to such Property, upon the issuance of a No Action Letter or similar finding by the applicable Governmental Authorities. Sellers shall be solely liable for the costs of all such discussions, negotiations, remediation, removal and other expenses related to obtaining such No Action Letter or similar finding; provided, however, that to the extent that any such costs and expenses have been included in underlying cash flows that are part of the Purchase Price Computation, as determined in accordance with Section 5.7. Purchaser shall solely be liable for the direct payment of such costs and expense, or shall promptly on demand reimburse Sellers for any such amounts paid by Sellers or their Affiliates.

(d) In the event that, at any time after the Closing Date, Purchaser discovers that any Recognized Environmental Condition existed as of the Closing Date that was not listed on Schedule 3.11, or any other breach of Section 3.11, the provisions of this Section 5.6 shall apply as Purchaser’s sole remedy. In such event, Purchaser shall provide Sellers with a Purchaser’s Environmental Objection Notice and Sellers shall have the Environmental Cure Period to remediate or remove such Recognized Environmental Condition, in accordance with provisions of Section 5.6(c), before Purchaser shall have the right to seek indemnification subject to and in accordance with Article VIII.

(e) If, and only if, the applicable Seller is unable to remediate or remove such Recognized Environmental Condition within the Environmental Cure Period in accordance with Section 5.6(c), Sellers shall, subject to and in accordance with Article VIII, indemnify and hold harmless Purchaser and its Affiliates and their respective Representatives from and against any Indemnified Losses in connection with any such Recognized Environmental Condition regarding a breach of the representations and warranties in Section 3.11.

5.7 Determination of Costs Within Purchase Price Computation. Within sixty (60) days following Closing, the Sellers shall deliver to Purchaser its calculation and itemization, along with documentation reasonably sufficient to confirm such calculation and itemization of the costs and expenses related to the matters described in Section 3.11 or Section 5.6 that have been included in the underlying cash flows that are part of the Purchase Price Computation. The Purchaser shall review and approve such calculation and itemization in its good faith, reasonable discretion. During such sixty (60) day period, the parties shall also endeavor in good faith to mutually agree in the same manner which other costs and expenses, if any, included in the underlying Cash Flows Projections that are part of the Purchase Price Computation could reasonably be related to a matter which could be the subject of an indemnification claim by Purchaser pursuant to Section 8.3; provided, however, no such other cost or expense less than $25,000 shall be included. For purposes of this Agreement, amounts shall be treated as included in the Purchase Price Computation only if and to the extent specifically approved and agreed by Purchaser in accordance with this Section 5.7.

5.8 True-Sale Opinion. Lennar and Sellers covenant and agree to cause its independent legal counsel to issue within a reasonable time following the Closing what is commonly referred to as a “True Sale Opinion” in form and substance customary for this type of transaction.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 No Public Announcement. No Party, nor any Affiliate thereof, shall make any public announcement or press release concerning the transactions contemplated by this Agreement without the prior written approval of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or rule or regulation of any stock exchange.

6.2 Further Assurances. At any time or from time to time after the Closing, each of the Parties shall, at the request of other Party and at no additional cost or expense, execute and deliver any further instruments or documents and take all such further action as such requesting Party may reasonably request in order to evidence or effect the consummation of the transactions contemplated hereby, including those contemplated by the Restructuring. The Properties which were assigned and conveyed pursuant to the Restructuring and this Agreement are intended to include all of Sellers’ right, title and interest in and to any real property, structures, utility lines and infrastructure owned by Sellers but specifically excludes any real property that has a residence constructed thereon or real property upon which vertical construction has commenced (the “Intended Property”). If Purchaser determines that not all of the Intended Property has been conveyed to the applicable Subsidiary (including, Intended Property which, by reason of mapping, must be reconveyed), the applicable Seller shall convey to the appropriate Subsidiary all of such Seller’s right, title and interest in and to the Intended Property that was not conveyed to the applicable Subsidiary pursuant to the Restructuring. In such case, the representations and warranties provided herein shall be modified to include the Intended Property in the definition of “Property” and Purchaser and Seller shall share any costs and expenses and take such action as if the Intended Property had been included in the definition of Property as of the Closing Date; and any such amounts, including any adjustments to the Purchase Price of the Property under the appropriate Purchase Price Computations as reasonably agreed by the Parties, shall be paid to the applicable Seller and constitute a Purchase Price adjustment; provided any time periods for performance hereunder under Article V with respect to such newly covered Property, shall run from the day of the transfer to the end of the applicable period such that Purchaser shall have the full time period to complete its review of such Property.

6.3 Land Transferred in Error. In the event that any Property has been included in the Assets that is not Intended Property, conveyed pending resolution of mapping issues or otherwise conveyed in error, including any Property upon which any residence has been constructed or any vertical construction or a residence has commenced as of the Closing Date, such Property shall promptly be transferred back to the Seller that originally owned such Property (or in the case of Gateway Commons, LLC, to US Home Corporation), and any portion of the Purchase Price allocable to such Property shall be refunded to Purchaser simultaneously with such transfer of such Property to Seller.

6.4 Use of Sale Offices. As to any sales office located on any Property that is not to be developed pursuant to the Development Plans, at Purchaser’s written request, the respective Seller will lease such sales office on a triple-net, “Where Is, As Is” “With All Faults, Liabilities, and Defects, Latent or Otherwise, Known or Unknown” basis to Purchaser for the purpose of using such sales office itself, or allowing a builder so use the sales office, for the sale of homesites on the Property. The term of the lease shall be no longer than the projected time that all homesites on the Property will be sold as contemplated by the Development Plans. The parties agree to negotiate in good faith the commercially reasonable rental payment under such lease.

6.5 Use of Name. Sellers hereby grant to Purchaser, solely for the purpose of developing the Properties in accordance with the Development Plans, selling homesites thereon and identifying the community so built, the royalty free, non-exclusive license to continue to use name (other than any part of any such name that contains the name of any Seller or any Affiliate of any Seller) that is currently used at such Property for such purposes; provided, however, that Sellers make no representation or warranty, expressed or implied, regarding such names or the rights to use such names, including any representation or warranty concerning Sellers’ ownership of such names or whether the use of such names infringes on the rights of any other Party. Notwithstanding anything in this Agreement to the contrary, Sellers shall have no liability whatsoever for any damages, injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs or expenses resulting from or arising out of such names or the use thereof. The license granted pursuant to this Section 6.5 shall not be assignable without the express written consent of Sellers, provided, however, that Sellers will grant a similar license for the respective name to a purchaser in connection with a sale of five or more parcels at the respective Property on terms and conditions reasonably acceptable to Sellers.

ARTICLE VII

DELIVERIES AT CLOSING

7.1 Seller Deliveries. At Closing, Sellers shall deliver to Purchaser:

(a) an assignment of the Interests free and clear of all Encumbrances pursuant to assignment agreements in form and content as reasonably acceptable to the Parties;

(b) certificates, dated the Closing Date and executed by Sellers attaching good standing (or substantially equivalent) certificates for each Subsidiary from their respective jurisdictions of formation and each jurisdiction in which such Entity is qualified to do business, in each case dated as of a recent date prior to the Closing Date;

(c) a certificate, dated the Closing Date and executed by Sellers, attaching certified copies of the resolutions duly adopted by Sellers authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(d) a FIRPTA Affidavit for each Seller, if applicable, in form and substance satisfactory to Purchaser, confirming that each Seller is not a foreign entity subject to federal withholding requirements;

(e) copies of the consents described in Section 3.3, if any;

(f) evidence including such bills of sale, deeds, transfer declarations and other assignment documents evidencing the Restructuring;

(g) a certificate, dated as of the Closing Date and executed by the applicable Sellers, attaching the original LLC Agreements for the Subsidiaries; and

(h) a waiver of the anti-speculation option executed by Newhall Land and Farming Company in recordable form.

7.2 Purchaser Deliveries. At Closing Purchaser shall deliver to Sellers:

(a) a certificate, dated the Closing Date and executed by Purchaser, attaching certified copies of the resolutions duly adopted by Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; and

(b) payment of the Purchase Price amount set forth in Section 2.2(a).

7.3 Mutual Deliveries. To the extent that a form of any document, instrument, agreement or certificate to be delivered hereunder is not attached as an exhibit hereto, such document, instrument, agreement or certificate shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Parties.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

8.1 Survival of Covenants, Representations and Warranties.

(a) All of the representations and warranties set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith or contemplated hereby shall survive until March 31, 2009 (the “Expiration Date”). Neither Party shall have any liability to the other Party for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by the non-breaching Party to the breaching Party prior to the Expiration Date. All covenants set forth in this Agreement shall survive the Closing.

8.2 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates and agents (“Seller Indemnified Parties”) against and in respect of all damages, injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs and expenses (including reasonable attorneys’, paralegals’, accountants’ and other professionals’ fees, costs and expenses incurred in investigating, preparing and/or defending any Claims covered hereby) (each, an “Indemnified Loss”; collectively, “Indemnified Losses”) sustained and/or incurred arising out of, in connection with and/or relating to any breaches of Purchaser covenants, representations and warranties set forth in this Agreement and/or in any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith.

8.3 Indemnification by Sellers. Subject to the specific provisions regarding liability and indemnification set forth in Sections 3.8(b) (subject to 5.5(vii)), 3.8(d) (subject to the terms therein) and 3.11 (subject to Section 5.6), Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser and its Affiliates and agents (“Purchaser Indemnified Parties” and, together with Seller Indemnified Parties, an “Indemnified Party”) against and in respect of all Indemnified Losses sustained and/or incurred arising out of, in connection with and/or relating to (a) any breaches of any of Sellers’ covenants, representations and warranties set forth in this Agreement and/or in any certificate, agreement and/or other document and/or instrument executed and/or delivered in connection herewith and (b) any litigation described or required to be described in Schedule 3.5, except for any litigation regarding the obtaining of any Approvals. In addition, Sellers, jointly and severally, shall indemnify, defend and hold harmless any Purchaser Indemnified Party for Indemnified Losses arising from any matter pertaining to Gateway Commons, LLC that is not related to the Property owned, or the Projects regarding, such Entity.

8.4 Method of Asserting Third Party Claims. All Claims for indemnification by an Indemnified Party hereunder arising out of a Claim of a Third Party shall be asserted and resolved as set forth in this Section 8.4. In the event that any written Claim or demand for which Purchaser or Sellers, as the case may be (an “Indemnifying Party”), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly following such Indemnified Party’s receipt of such Claim or demand, notify in writing the Indemnifying Party of the nature of such Claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the “Claim Notice”); provided, however, that the failure of an Indemnified Party to promptly notify the Indemnifying Party will not relieve the Indemnifying Party from any liability for indemnification pursuant to this Agreement or otherwise, unless the failure materially prejudices the rights or obligations of the Indemnifying Party. The Indemnifying Party will have thirty (30) days following the date of receipt of the Claim Notice to notify the Indemnified Party in writing of any objection that it has to the validity or amount of the Indemnified Loss. The failure of the Indemnifying Party to object within such 30-day period shall be deemed an acceptance of liability hereunder for the Indemnified Loss. Any timely objection to an Indemnified Loss that cannot be resolved by the Parties shall be determined by a court or arbitrator of competent jurisdiction. The Indemnifying Party shall have thirty (30) days after the provision of the Claim Notice (the “Notice Period”), to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the Claim or demand with counsel reasonably satisfactory to the Indemnified Party as the Indemnifying Party shall request. All costs and expenses incurred by the Indemnifying Party in defending such Claim or demand shall be borne by the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense. If the Indemnifying Party so elects to assume the defense of such Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, compromise or discharge a Claim or demand for which it is indemnified by an Indemnifying Party or admit to any liability with respect to such Claim or demand without the prior written consent of the Indemnifying Party, in its sole and absolute discretion. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such Claim or demand on a basis (i) which would result in any admission or imposition of culpability or liability by or on the Indemnified Party and/or the imposition of a consent order, an injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or other Affiliate thereof or (ii) does not provide a full release to the Indemnified Party. To the extent the Indemnifying Party shall assume the defense of any third party Claim or demand, the Indemnified Party will provide the Indemnifying Party and its counsel access to all relevant business records and other documents, and shall use commercially reasonable efforts to assist and cooperate, and to cause the employees and counsel of the Indemnified Party to assist and cooperate, in defense of such Claim. If the Indemnifying Party elects not to defend the Indemnified Party or does not timely assume the defense thereof, the Indemnified Party shall have the right and the obligation to vigorously defend the Claim or demand, at the sole expense of the Indemnifying Party, by appropriate proceedings and shall have the sole power to direct and control such defense. In any event, the Indemnifying Party shall have the right to participate in the defense or settlement of any third party Claim or demand for which the Indemnifying Party may be liable hereunder at its own expense.

8.5 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Indemnified Losses and the Indemnified Party could have recovered all or a part of such Indemnified Losses from a third party (including any insurance) (a “Potential Contributer”) based on the underlying Claim or demand asserted against the Indemnified Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributer as are necessary to permit the Indemnifying Party to recover from the Potential Contributer the amount of such payment.

8.6 Indemnification Limitations. The rights and obligations of the Parties set forth in this Article VIII shall be subject to the following limitations:

(a) The maximum aggregate amount that Sellers will be required to pay for indemnification arising under Section 8.3 in respect of all Claims by any Purchaser Indemnified Parties relating to the breach of any representation or warranty shall be fifteen percent (15%) of the Purchase Price (the “Sellers’ Indemnification Cap”) and no Seller shall have liability (for indemnification or otherwise) with respect to the matters described in Section 8.3 relating to the breach of any representation or warranty in excess of the Sellers’ Indemnification Cap; provided, however, that if the Claim for indemnification arises from or in connection with any breach of Sections 3.2(b), 3.3, 3.10, 3.14 or 11.18 or Article X or fraud by any Seller in any representation or warranty in this Agreement or in any other documents or instruments entered into in connection herewith or pursuant hereto, or as a result of a breach of covenant, then the Sellers’ Indemnification Cap shall not apply and the maximum aggregate amount that a Seller will be required to pay for such claim shall not be subject to any limit.

(b) Notwithstanding the foregoing, no Seller shall be required to pay any amount with respect to any Claim for indemnification relating to the breach of any representation or warranty, and no Seller shall have liability (for indemnification or otherwise) with respect to the matters described herein unless and until the total, cumulative amount with respect to all Claims for which indemnification required hereunder has exceeded one-half of one percent (0.5%) of the Purchase Price (the “Sellers’ Indemnification Basket”), after which the Seller’s liability will be for the amount in excess of the Sellers’ Indemnification Basket; provided, however, that the Seller’ Indemnification Basket will not apply to any indemnification Claims arising from or in connection with breach of Sections 3.1, 3.2(b), 3.3, 3.4(a), 3.8(b), 3.8(d) (subject to the terms therein), 3.10, 3.11 3.13 3.14 or Article X or any fraud by any Sellers in any representation or warranty in this Agreement or in any actual documents or instruments entered into in connection herewith or pursuant hereto.

8.7 Exclusive Remedy; Additional Indemnification Issues.

(a) The indemnification provided in this Article VIII shall constitute the sole and exclusive remedy and right of any Party for any breach or default under this Agreement or any document or instrument entered into in connection herewith or pursuant hereto, regardless of whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever or at Law or in equity; it being understood and agreed that, except solely and only in the case of actual fraud by and as to a specific Party, the indemnification provisions in this Article VIII are in derogation of and replace in all respects as the sole and exclusive remedy and right any statutory, equitable or common Law remedy and rights any Party may have for breach or default of any representation, warranty, covenant or agreement.

(b) No Indemnified Party shall seek or be entitled to punitive or special, consequential damages or damages for lost profits in any claim for indemnification, nor shall it accept payment of any award or judgment for such indemnification to the extent that such award or judgment includes such party’s punitive, special or consequential damages or damages for lost profits. Each party entitled to indemnification pursuant to this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(c) Any amounts payable under this Agreement shall be calculated net of (i) any proceeds received or receivable from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity and (ii) any proceeds received or receivable from third parties, including, without limitation, through indemnification.

(d) Notwithstanding anything to the contrary in this Agreement, Indemnified Losses shall not include any amount to the extent that it was included in the Purchase Price Computation as determined pursuant to Section 5.7.

(e) Notwithstanding anything in this Article VIII to the contrary, prior to any Indemnifying Party being required to make a payment hereunder to an Indemnified Party, the Indemnifying Party shall have a period of thirty (30) days after it receives written notice from the Indemnified Party of such a breach to cure such breach and/or to mitigate damages resulting from any such breach which by its nature is capable of cure and/or mitigation. Such thirty 30-day period shall be extended an additional sixty (60) days if the Indemnifying Party is continuing to make commercially reasonable efforts to so cure and/or mitigate at the end of the initial 30-day period and it is reasonable to believe that the breach can be cured or mitigated by the end of the additional 60-day period.

ARTICLE IX

TAX MATTERS

9.1 Liability and Indemnification for Taxes. Notwithstanding anything to the contrary in Article VIII, Article IX shall govern all claims for indemnification in connection with all Tax matters.

(a) Sellers shall indemnify Purchaser and hold it harmless from and against any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of Sellers or Subsidiaries, or with respect to the Properties for (i) all Taxable Periods ending on or before the Closing Date (other than ad valorem Taxes assessed against the Properties for any Taxable period that includes (but does not end on) the Closing Date (“Preclosing Tax Period”) and (ii) all portions of a Straddle Period ending at the end of the Closing Date.

(b) Whenever it is necessary to determine the liability of Subsidiaries or its members for the Taxes, items of income, profit and loss shall be apportioned between the Preclosing Tax Period and the period following the Closing (or within the Straddle Period) based, on a “closing of the books basis” by assuming that the books of Subsidiaries were closed at the close of the Closing Date.

(c) Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, registration and other such Taxes due in connection with Sellers transferring the Properties to the Subsidiaries pursuant to the Restructuring and transferring the Interests to Purchaser (collectively, “Transfer Taxes”), if any, and any penalties, interest and additions to such Transfer Taxes shall be paid fifty percent (50%) by each of Sellers, on the one hand, and Purchaser, on the other hand. The term Transfer Taxes is not intended to include all Taxes, and specifically excludes, income taxes, capital gain taxes and similar taxes due in connection with any profits made by any principal or Entity in connection with said sale of any of the Interests, employment taxes, and ad valorem taxes. The Parties shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith. The Parties believe that, while there are Transfer Taxes due on the transfer of the Property in the Restructuring, there are no Transfer Taxes due on the transfer of the Interest with respect to any Subsidiary which holds Property located in New Jersey. Notwithstanding the forgoing, in the event that an obligation to pay such Transfer Taxes is ever asserted by the State of New Jersey, Sellers shall be solely liable, and shall indemnify Purchaser pursuant to the provisions of this Article IX for any Indemnified Losses resulting from the failure to pay Transfer Taxes on the transfer of such Interests. There shall be no Sellers’ Indemnification Cap or Sellers’ Indemnification Basket with regard to such indemnification.

(d) This Article IX shall survive the Closing without limitation.

9.2 Tax Returns. Sellers shall file or cause to be filed when due all Tax Returns, if any, that are required to be filed by or with respect to Subsidiaries for taxable years or periods ending on or before the Closing Date, and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns for Taxes.

9.3 Tax Indemnification Procedures; Contest Provisions.

(a) Each Party shall promptly notify the other Party in writing upon receipt by such Party or any of their respective Affiliates or Representatives of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, Claims or assessments (a “Tax Claim”) for which such Party is entitled to seek, or is seeking or intends to seek, indemnification; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the failure to give such notice materially prejudices the indemnifying party.

(b) (i) Seller shall have the right, at their own expense, to control and to represent the interests of Subsidiaries in and with respect to any Tax Claim for any Preclosing Tax Period for which it is solely liable under Section 9.1(a), and to employ counsel of their own choice for such purpose; provided that, Sellers shall have the sole right to control and conduct the Tax Claim only if (A) Sellers notify Purchaser in writing after Purchaser has given notice of the Tax Claim or Sellers are otherwise notified of such Tax Claim that Sellers will indemnify the Purchaser Subsidiaries from and against any loss, claim, liability, expense, other damages, and Taxes in accordance with Section 9.1(a) such party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Tax Claim (whether or not otherwise required hereunder and with no reservation of rights), (B) the Tax Claim involves only money damages, and does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation and (C) such Tax Claim does not materially affect Purchaser or Subsidiaries with respect to taxable years or periods or portions thereof beginning or ending after the Closing Date; provided, however, that Sellers shall keep Purchaser informed of any material developments in such Tax Claim. Sellers shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to such Tax Claims which it is in sole control of.

(ii) Except as otherwise provided by Section 9.3(b)(i), Purchaser shall have the sole right to control all Tax Claims relating to Subsidiaries; provided, however, that Purchaser shall consult in good faith with Sellers with respect to the contest of a Straddle Period Tax Claim for which Sellers are liable under Section 9.1(a), shall permit Sellers to review all material written submissions with respect to such Preclosing Tax Period Tax Claim, and shall afford Seller or counsel of its own choosing the right to participate, at their expense, in the prosecution or defense of such Preclosing Tax Period Tax Claim; and provided further, that Purchaser shall not settle any such Preclosing Tax Period Tax Claim without prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed.

9.4 Confidentiality of Tax Information. Unless otherwise required by Law, each Party shall, and shall cause its Representatives to, keep confidential any non-public Tax information, records, and documents disclosed by the other Party, or to which such Party has received or been granted access, pursuant to this Article IX will not use such Tax information for any purpose other than making the determinations and taking such other actions contemplated by this Article IX. Notwithstanding any provision of this Agreement to the contrary, the parties hereto (and each of their respective affiliates, employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind relating to such tax treatment and tax structure.

9.5 Tax Sharing Agreements. Any Tax sharing agreements or similar agreements with respect to or involving Subsidiaries, if any, shall be terminated as of the Closing Date and, after the Closing Date, Purchaser and Subsidiaries shall not be bound thereby or have any liability thereunder.

9.6 Intended Tax Treatment. The Parties agree that the purchases of the Properties contemplated in this Agreement shall be treated as taxable purchases for U.S. federal and state tax purposes to the maximum permissible extent and that no portion of the cash paid by the Purchaser is intended to or shall constitute reimbursements of pre-formation capital expenditures within the meaning of Treas. Reg. Section 1.707-4(d).

ARTICLE X

OFAC CERTIFICATE AND INDEMNIFICATION

10.1 OFAC Representation. Sellers and Purchaser hereby represent, warrant and certify to and for the benefit of the other Party that such Party is not now and has never been nor shall it be at any time prior to the mutual execution and delivery of this Agreement any Person with whom a United States citizen, Entity organized under the Laws of the United States or its territories or Entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States Law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”)) or otherwise. Neither Party nor any Person who owns an interest in such Party is now or has ever been, nor shall be at any time prior to the mutual execution and delivery of this Agreement, a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. § 5312 (a)(z), as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States Law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

10.2 Purchaser’s Assurances. Purchaser represents, warrants and certifies to and for the benefit of Seller Entities that it has taken, such measures as are required by applicable Law to assure that the funds used to pay all or any portion of the Purchase Price shall be advanced: (i) from transactions that do not violate United States Law nor, to the extent such funds originate outside the United States, do not violate the Laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States Law and, to the extent such funds originate outside the United States, under the Laws of the jurisdiction in which they originated.

10.3 Anti-Money Laundering. Sellers represent, warrant and certify to and for the benefit of the Purchaser that no Seller Entity nor any Affiliate of any Seller Entity: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. Purchaser represents, warrants and certifies to and for the benefit of Seller Entities that neither Purchaser nor any Affiliate of Purchaser: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. As used herein, the term “Anti-Money Laundering Laws” shall mean all applicable Laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such Laws, regulations and sanctions shall be deemed to include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act of 1970, as amended, 31 U.S.C. § 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. § 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as Laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957.

10.4 Compliance.

(a) Each of the Parties represents, warrants and certifies to and for the benefit of the other Party that it is in compliance in all material respects with any and all applicable provisions of the Patriot Act.

(b) For a period of two (2) years after the Closing Date or any earlier termination of this Agreement, Sellers agree to cooperate with Purchaser, and to cause each, in providing such additional information and documentation respecting each Entity’s legal or beneficial ownership, policies, procedures (to the extent required by applicable Laws) and sources of funds as Purchaser deems reasonably necessary or prudent to enable compliance with Anti-Money Laundering Laws now in existence or hereafter enacted or amended. Sellers hereby agree to defend, indemnify and hold harmless Purchaser from and against any and all claims, damages, costs, fines, penalties, losses, risks, liabilities and expenses (including, without limitation, attorneys’ fees and costs) arising from or related to a breach of any of the foregoing representations, warranties, certifications and agreements.

(c) For a period of two (2) years after the Closing Date or any earlier termination of this Agreement, Purchaser agrees to cooperate with Sellers in providing such additional information and documentation respecting Purchaser’s legal or beneficial ownership, policies, procedures (to the extent required by applicable Laws) and sources of funds as Sellers deems reasonably necessary or prudent to enable compliance with Anti-Money Laundering Laws now in existence or hereafter enacted or amended.

Purchaser hereby agrees to defend, indemnify and hold harmless Sellers from and against any and all claims, damages, costs, fines, penalties, losses, risks, liabilities and expenses (including, without limitation, attorneys’ fees and costs) arising from or related to a breach of any of the foregoing representations, warranties, certifications and agreements.

ARTICLE XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise provided herein, including Section 9.1, Sellers, on the one hand, and Purchaser, on the other hand, shall pay all of their own costs and expenses incident to their negotiation and preparation of this Agreement and to their performance and compliance with all terms, agreements, covenants and conditions contained herein on their part to be performed or complied with, including the fees, expenses and disbursements of their counsel and accountants, whether or not the Closing shall have occurred.

11.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if hand delivered; (ii) one (1) Business Day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt; or (iii) upon transmission with confirmed delivery if sent by cable, telegram, email, facsimile or telecopy, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

(a)	if to Sellers:

Lennar Corporation

25 Enterprise Drive, Suite 500

Aliso Viejo, CA 92656

Attention: Jonathan Jaffe

Facsimile No.: (949) 349-0782

Email: Jon.Jaffe@lennar.com

With a copy to:

Lennar Corporation

700 N.W. 107th Avenue

Miami, FL 33172

Attention: General Counsel

Facsimile No: 305-229-6650

Email: Mark.Sustana@lennar.com

With a copy to:

Bilzin Sumberg Baena Price & Axelrod LLP

200 South Biscayne Boulevard

Suite 2200

Miami, Florida 33131

Attention: Brian L. Bilzin

Facsimile No.: (305) 351-2200

Email: BBilzin@bilzin.com

(b)	if to Purchaser:

c/o Morgan Stanley Real Estate Funding II, L.P.

1585 Broadway, 37th Floor

New York, New York 10036

Attn: Michael Franco

Facsimile No: (212) 507-4175

Email: michael.franco@morganstanley.com

With copies to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attn: David J. Lowery

Facsimile No: (214) 969-5100

Email: djlowery@jonesday.com

11.3 Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provisions or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

11.4 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been executed and delivered by each of the Parties.

11.5 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party. Any purported assignment not in compliance with this Section 11.5 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

11.6 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including without limitation any Purchaser Indemnified Party that is not a Party to this Agreement) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.7 Descriptive Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.8 Reasonable Consent Required. Where any provision of this Agreement requires a Party to obtain the consent, approval or other acquiescence of any other Party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other Party, except as otherwise provided in this Agreement.

11.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES.

(b) Other than as explicitly set forth herein each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or Federal court of the United States of America, sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

11.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at Law or in equity.

11.12 Entire Agreement; Amendments. This Agreement, including the Schedules and Exhibits annexed hereto, contains the entire understanding of the Parties with regard to the subject matter contained herein. This Agreement may only be amended, modified or supplemented by written agreement of the Parties.

11.13 Construction; Joint Drafting. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed consistent with the joint drafting hereof by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.14 Legal Fees. The prevailing party in any action or proceeding arising from this Agreement or the transactions contemplated herein shall be reimbursed by the non-prevailing party for its reasonable legal fees and reasonable costs and expenses.

11.15 Confidentiality.

(a) The terms and conditions of this Agreement and of any other Contract required to be entered into pursuant hereto (collectively, the “Confidential Information”) are confidential and proprietary information. The Parties acknowledge that the disclosure of Confidential Information would cause irreparable harm to the Parties. Accordingly, each Party represents that it has not and agrees that it will not and will direct its direct and indirect owners, partners, directors, officers, agents, lenders, accountants, attorneys, advisors and Affiliates to whom Confidential Information is disclosed (and, if it so directs, the disclosure to such Persons shall not be a violation of this Section) not to disclose to any Person, including the issuance of any press release regarding, any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until either or both of the Parties, as the case may be, have publicly disclosed the Confidential Information pursuant to authorization by the Parties; provided, however, that any Party (or its Affiliates) may disclose such Confidential Information to its lenders, in the course of its (or its Affiliates’) normal reporting practices to its (or their) direct or indirect owners, if required by Law or rule of any stock exchange (including pursuant to a registration statement or other document filed with a Governmental Authority under applicable Law) or if necessary for it to perform any of its duties or obligations hereunder.

(b) Subject to the provisions of subsection (a), above, each Party agrees not to disclose any Confidential Information to any Person (other than a Person (including a Representative, Affiliate or lender) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate, referee, arbitrator or mediator in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information. Each Party hereby consents in advance to any motion for any protective order brought by any other Party represented as being intended by the movant to implement the purposes of this Section; provided that, if a Party receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Party then such Party may disclose the Confidential Information to the extent required if the Party as promptly as practicable (i) notifies the other Party of the existence, terms and circumstances of the order, (ii) consults in good faith with the other Party on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its diligent efforts to cooperate with the other Party in its efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Party designates. The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Party will be borne by such other Party.

(c) For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, the Parties hereto (and each of their respective affiliates, employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind relating to such tax treatment and tax structure. No Tax advisor of any of the parties hereto has imposed a confidentiality restriction on any of the parties relating to any Tax planning or Tax strategy relating to the transactions covered by this Agreement and none of the Parties hereto has entered into a transaction described in United States Treasury Regulation Section 1.6011-4(b)(4) relating to the transactions covered by this Agreement.

11.16 Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Sellers Entities hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Sellers that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the Parties, and the agreement of Purchaser and Sellers that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Sellers that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

11.17 Electronically Transmitted Signatures. Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted electronically submitted (whether by telecopy or email) shall be valid and effective to bind the party so signing. Each Party agrees to promptly deliver an executed original of this Agreement (and any amendment hereto) with its actual signature to the other Party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each Party to this Agreement shall be bound by its own electronically submitted signature (whether by email or facsimile) and shall accept the electronically submitted signature (whether by email or facsimile) of the other Party.

11.18 No Brokers, Finders, etc. Each Party hereby represents to the other that no other broker(s) or agent(s) were or are involved in this transaction or the negotiations leading up to this transaction and no Party has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transactions contemplated hereby. Purchaser and Sellers agree to hold the other harmless and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the other as a result of any claims by any other broker claimed to have acted on behalf of such Party. Notwithstanding Section 8.1(a), the representations and warranties as well as the indemnification and other agreements in this Section 11.18 shall survive Closing.

11.19 Guaranty. Lennar joins in the execution and delivery of this Agreement to guaranty for the benefit of Purchaser all of the representations, warranties, covenants and obligations of the Sellers hereunder and under any agreement or instrument delivered pursuant hereto.

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed to be effective as of the day and year first above written.

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RAINTREE VILLAGE L.L.C., an Illinois limited liability company

By:	Lennar Chicago, Inc., an Illinois corporation, its sole member

	By:	/s/ Erik R. Higgins
	Name:	Erik R. Higgins
	Title:	Vice President

LENNAR HINGHAM HOLDINGS, LLC, a Delaware limited liability company

By:	Lennar Hingham JV, LLC, a Delaware limited liability company, its sole member

	By:	Lennar Massachusetts Properties, Inc., a Delaware corporation, its sole member

		By:	/s/ Emile K. Haddad
		Name:	Emile K. Haddad
		Title:	Vice President

LENNAR COLORADO, LLC, a Colorado limited liability company

By:	/s/ Erik R. Higgins
Name:	Erik R. Higgins
Title:	Vice President

FOX RIDGE ASSOCIATES, LLC, a New Jersey limited liability company

By:	U.S. Home Corporation, a Delaware corporation, its sole member

	By:	/s/ Emile K. Haddad
	Name:	Emile K. Haddad
	Title:	Vice President

RAINTREE VILLAGE II L.L.C., an Illinois limited liability company

By:	Lennar Communities of Chicago, L.L.C., an Illinois limited liability company, its sole member

	By:	Lennar Chicago, Inc., an Illinois corporation, its sole member

		By:	/s/ Erik R. Higgins
		Name:	Erik R. Higgins
		Title:	Vice President

U.S. HOME CORPORATION, a Delaware corporation

By:	/s/ Emile K. Haddad
Name:	Emile K. Haddad
Title:	Vice President

U.S. HOME/KB NORTH DOUGLAS, LLC, a Delaware limited liability company

By:	Lennar Renaissance, Inc., a California corporation, its sole member

	By:	/s/ Emile K. Haddad
	Name:	Emile K. Haddad
	Title:	Vice President

LENNAR RENO, LLC, a Nevada limited liability company

By:	/s/ Emile K. Haddad
Name:	Emile K. Haddad
Title:	Vice President

LENNAR HOMES, LLC, a Florida limited liability company

By:	/s/ Emile K. Haddad
Name:	Emile K. Haddad
Title:	Vice President

GREYSTONE NEVADA, LLC, a Nevada limited liability company

By:	Lennar Pacific Properties Management, Inc., a Delaware corporation, its sole member

	By:	/s/ Emile K. Haddad
	Name:	Emile K. Haddad
	Title:	Vice President

LENNAR HOMES OF CALIFORNIA INC., a California corporation

By:	/s/ Emile K. Haddad
Name:	Emile K. Haddad
Title:	Vice President

LENNAR RENAISSANCE, INC., a California corporation

By:	/s/ Emile K. Haddad
Name:	Emile K. Haddad
Title:	Vice President

LENNAR CORPORATION, a Delaware Corporation

By:	/s/ Jonathan M. Jaffe
Name:	Jonathan M. Jaffe
Title:	Vice President

MS RIALTO RESIDENTIAL HOLDINGS, LLC, a Delaware limited liability company

By:	MSR Holding Company, LLC, a Delaware limited liability company, its sole member

	By:	/s/ Michael Quinn
	Name:	Michael Quinn
	Title:	Authorized Person